Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-266745 on Form F-1 of our report dated April 14, 2022 (except for subsequent events described in Note 11c and 11d, as to which the date is August 10, 2022, subsequent events described in Note 11b and 11e, as to which the date is October 6, 2022 and except for subsequent events described in Note 11f as to which the date is December 19, 2022) relating to the financial statements of Polyrizon Ltd. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.,

Brightman Almagor Zohar & Co.,
Certified Public Accountants
A firm in the Deloitte Global Network

Tel Aviv, Israel
January 10, 2023